Exhibit 21.1

LIST OF SUBSIDIARIES

iPCS Wireless, Inc.

iPCS Equipment, Inc.

Bright PCS Holdings, Inc.

Horizon Personal Communications, Inc.

Bright Personal Communications Services, LLC